CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of NuCo2 Inc. on Form S-8 of our report dated August 20, 1999 appearing in the Annual Report on Form 10-K of NuCo2 Inc. for the year ended June 30, 1999 and to the reference to our firm under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Margolin, Winer & Evans LLP
Margolin, Winer & Evans LLP
Garden City, New York
February 10, 2000